NEWS RELEASE

Contact: Shari Rodriguez, Associate Vice President of Public Relations
858.668.2580 shari.rodriguez@bridgepointeducation.com

Ashford University Announces New Initiatives to Boost Student Support and Success, Reorganizes Staff in San Diego and Denver

SAN DIEGO (September 24, 2012) - In an effort to address our nation's focus on student outcomes and success, and consistent with its culture of continuous improvement, Bridgepoint Education's Ashford University has reorganized staff at its locations in San Diego and Denver.
Ashford University will implement a group of initiatives which will collectively provide a standard framework for student selection and engagement. These initiatives include personalized support and academic components that will be delivered throughout the student lifecycle, from selection to graduation. Ashford University's initiatives will provide a positive impact on student success, and support the overarching goals of today's higher education landscape.
After completing a skill assessment of the current workforce, 200 Ashford University Admissions personnel have been reassigned to positions within a new department of Student Inquiry. The department of Student Inquiry will work with prospective students to ensure they are sufficiently prepared for the demands of a university education.

Furthermore, 200 Ashford University Admissions personnel have been reassigned to the Student Services department where they will provide further support to new and existing students.

In addition to the positional reassignments, Ashford University eliminated approximately 450 positions that focused solely on admissions.

“In concert with the challenges facing higher education and our commitment to the pursuit of academic excellence, our initiatives will focus on student selection and student support,” stated Dr. Elizabeth Tice, president of Ashford University. “The reorganization allows us to align our services with our continued dedication to student success.”

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its accredited institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, visit www.bridgepointeducation.com or call Shari Rodriguez, associate vice president of Public Relations, at 858.668.2580.

About Ashford University
Ashford University is defining the modern college experience by combining the heritage of a traditional campus with the flexibility and effectiveness of online learning. The University provides a vibrant learning community where high-quality programs and leading-edge technology create a dynamic, immersive and stimulating learning experience. Ashford University is accredited by The Higher Learning Commission and a member of the North Central Association (www.ncahlc.org). The University offers practical and progressive associate's, bachelor's and master's degree programs online, as well as bachelor's degree programs at its Clinton, Iowa, campus. Ashford University - where heritage meets innovation. For more information, please visit www.ashford.edu or call Shari Rodriguez, associate vice president of Public Relations, at 858.513.9240 x2513.